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CONTACT:	Universal Corporation Investor Relations	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Appointment of Gregory A. Trojan to Board of Directors

Richmond, VA November 5, 2025 / BUSINESSWIRE
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Universal Corporation (NYSE: UVV), a global business-to-business agriproducts company, today announced the appointment of Gregory A. Trojan to its Board of Directors (the “Board”), effective November 5, 2025.

Mr. Trojan brings over 25 years of executive leadership experience across nationally recognized restaurant, retail, and consumer products companies to Universal. He served as CEO of BJ’s Restaurants, the owner and operator of over 200 casual dining restaurants throughout the U.S., from 2013 to 2021 and as a member of the board of directors from 2012 to September 2025. Before that, Mr. Trojan served as CEO of Guitar Center and House of Blues Entertainment and held various senior leadership positions at PepsiCo. He currently serves on the Board of Directors of Casey’s General Stores, Inc. as well as the Board of Managers of CEC Brands, LLC, the parent company of Chuck E. Cheese and Peter Piper Pizza.

“We are pleased to welcome Greg to our Board,” said Preston D. Wigner, Chairman, President and CEO of Universal. “Greg is a seasoned executive with a strong track record of leading complex organizations, deepening customer relationships and driving strategic growth. His business acumen and operational expertise will provide meaningful perspective to our Board as
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we continue to advance Universal’s priorities for both our tobacco and ingredients platforms and create sustainable value for all our stakeholders.”

“Universal is an industry leader with a long history of delivering shareholder value and building strong relationships across its global network of customers, farmers and suppliers,” said Mr. Trojan. “I’m excited to join the Board at a moment where we are positioning the company for long-term growth and look forward to contributing to Universal’s continued success.”

About Universal Corporation
Universal Corporation (NYSE:UVV) is a global agricultural company with over 100 years of experience supplying products and innovative solutions to meet our customers’ evolving needs and precise specifications. Through our diverse network of farmers and partners across more than 30 countries on five continents, we are a trusted provider of high-quality, traceable products. We leverage our extensive supply chain expertise, global reach, integrated processing capabilities, and commitment to sustainability to provide a range of products and services designed to drive efficiency and deliver value to our customers. For more information, visit www.universalcorp.com.

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